Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Cable One, Inc.
(Exact name of registrant as specified in its charter)

Delaware	13-3060083
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

210 E. Earll Drive
Phoenix, Arizona 85012
(602) 364-6000
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Cable One, Inc. 2015 Omnibus Incentive Compensation Plan
Cable One, Inc. Deferred Compensation Plan
(Full title of the plan)

Thomas O. Might
Chief Executive Officer
Cable One, Inc.
210 E. Earll Drive
Phoenix, Arizona 85012
(602) 364-6000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Eric L. Schiele Cravath, Swaine & Moore LLP Worldwide Plaza 825 Eighth Avenue New York, New York 10019 (212) 474-1000	Alan H. Silverman Senior Vice President, General Counsel, Director of Administration and Secretary Cable One, Inc. 210 E. Earll Drive Phoenix, Arizona 85012 (602) 364-6000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer [ ]	Accelerated Filer [ ]

Non-accelerated filer [X] (Do not check if a smaller reporting company)	Smaller reporting company [ ]

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $0.01 par value per share	600,000 shares (1)	$430 (2)	$258,000,000 (2)	$29,979.60
Deferred Compensation Obligations(3)	$20,000,000	100%	$20,000,000	$2,324

(1) Pursuant to Rule 416(c) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement (this “Registration Statement”) filed by Cable One, Inc., a Delaware corporation (“we,” “our,” “us,” or the “Company”), shall also cover any additional shares of common stock, par value $0.01 per share (“Common Stock”), of the Company that may become issuable under the Cable One, Inc. 2015 Omnibus Incentive Compensation Plan (the “2015 Plan”) pursuant to this Registration Statement by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without receipt of consideration which results in an increase in the number of the registrant’s outstanding shares of Common Stock.  600,000 shares of Common Stock are authorized to be issued under the 2015 Plan.
(2) Estimated solely for the purpose of computing the registration fee pursuant to Rules 457(c) and 457(h) under the Securities Act based on the average of the high and low prices of shares of Common Stock in the “when issued” trading market as reported on the New York Stock Exchange on June 29, 2015.
(3) The Deferred Compensation Obligations are unsecured obligations of the Company to pay deferred compensation in the future in accordance with the terms of the Cable One, Inc. Deferred Compensation Plan (the “DC Plan”).

Part I
 INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I will be sent or given to employees participating in the 2015 Plan and the DC Plan, as specified by Rule 428(b)(1) promulgated under the Securities Act. In accordance with the instructions to Part I of Form S-8, such documents will not be filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 promulgated under the Securities Act. These documents and the documents incorporated by reference pursuant to Item 3 of Part II of this registration statement, taken together, constitute the prospectus as required by Section 10(a) of the Securities Act.

Part II
 INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents, which have been filed with the Commission by the Company, pursuant to the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as applicable, are hereby incorporated by reference in, and shall be deemed to be a part of, this Registration Statement:

(a)
the Company’s registration statement on Form 10-12B (File No. 001-36863), filed with the Commission on February 27, 2015, as amended, including the description of the Company’s Common Stock contained therein, and any amendment or report filed for the purpose of updating such descriptions; and

(b)	the Company’s Current Reports on Form 8-K, filed with the Commission on June 11, 2015, June 15, 2015, June 17, 2015, June 18, 2015, and July 1, 2015.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein (or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein) modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

The securities being registered in respect of the DC Plan Deferred Compensation Obligations of the Company will be offered to eligible employees of the Company and its participating affiliates (together, the “participants”) through December 31, 2015, or were converted to Deferred Compensation Obligations at the time of the distribution of all outstanding shares of the Company’s Common Stock by Graham Holdings Company (“Graham”) to holders of outstanding Graham Class A and Class B common stock by way of a pro rata dividend. The DC Plan permits participants to defer annual and long-term cash incentive compensation in accordance with the terms of the DC Plan.  Deferrals of cash incentive compensation are referred to herein as the “Deferred Compensation Obligations”.  The amount of compensation to be deferred by each participant will be based on elections by each participant under the terms of the DC Plan. The Deferred Compensation Obligations will be payable on the date or dates selected by each participant in accordance with the terms of the DC Plan or on such other date or dates as specified in the DC Plan.

Deferred Compensation Obligations credited to a participant’s account will be credited with earnings and investment gains and losses in accordance with the investment election selection by the participant under the terms of the DC Plan or, if the participant does not make a valid investment election, by assuming that the deferred amounts were invested in the money market option (or most similar investment option) under the Company’s 401(k) plan. The investment options include various investment funds with different degrees of risk, as may be determined by the Company from time to time. Participants may file a new investment election as determined by the Company.  Participants do not have a right to have amounts in their accounts actually invested in the investment options available under the DC Plan. The Deferred Compensation Obligations are denominated and paid in cash and are not convertible into another security of the Company.

The Deferred Compensation Obligations will be unsecured obligations of the Company to pay deferred compensation in the future in accordance with the terms of the DC Plan and will rank equally with other unsecured and unsubordinated indebtedness of the Company from time to time outstanding.

The Company reserves the right to amend the DC Plan prospectively at any time, including the right to completely terminate the DC Plan and pay out all account balances to all participants in the DC Plan. No amendment will adversely affect a participant’s account balance as of the date of such amendment.

A participant’s rights or the rights of any other person to receive payment of the Deferred Compensation Obligations may not be assigned, transferred or pledged, except by a written designation of a beneficiary under the DC Plan.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

As permitted by Section 102(b)(7) of the General Corporation Law of the State of Delaware (the “DGCL”), the Amended and Restated Certificate of Incorporation of the Company provides that, to the fullest extent permitted by law, no director of the Company shall be liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (a) for any breach of the director’s duty of loyalty to the Company or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or knowing violation of law, (c) under Section 174 of the DGCL or (d) for any transaction from which the director derived an improper personal benefit.  As a result, neither the Company nor its stockholders have the right, through stockholders’ derivative suits on its behalf, to recover monetary damages against a director for breach of fiduciary duty as a director, including breaches resulting from grossly negligent behavior, except in the situations described above.

In accordance with Section 145 of the DGCL, the Amended and Restated By-laws of the Company provide that, to the fullest extent permitted by law, the Company shall indemnify and hold harmless any officer or director of the Company who is or was involved in any threatened, pending or completed investigation, claim, action, suit or proceeding (a “Proceeding”) against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person arising out of the fact that the person is or was a director or officer of the Company, or served any other enterprise at the Company’s request as a director, officer, employee, agent or fiduciary; provided, however, that the foregoing does not apply to a director or officer with respect to a Proceeding that was commenced by such director or officer unless the Proceeding was commenced after a Change in Control (as defined in the Amended and Restated By-laws of the Company). The DGCL provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

In addition, the Company maintains standard policies of insurance under which coverage is provided (a) to its directors and officers against loss rising from claims made by reason of breach of duty or other wrongful act, and (b) to the Company with respect to payments which may be made by the Company to such officers and directors pursuant to the above indemnification provisions or otherwise as a matter of law.

There is no pending litigation or proceeding involving any of the Company’s directors or officers to which indemnification is being sought, and the Company is not aware of any pending litigation that may result in claims for indemnification by any director or officer.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

4.1	Amended and Restated Certificate of Incorporation of Cable One, Inc. (incorporated herein by reference to Exhibit 3.1 to the Current Report on Form 8-K of Cable One, Inc. filed on July 1, 2015).

4.2	Amended and Restated By-laws of Cable One, Inc. (incorporated herein by reference to Exhibit 3.2 to the Current Report on Form 8-K of Cable One, Inc. filed on July 1, 2015).

4.3
Indenture, dated as of June 17, 2015, between the Company, as Issuer, the Bank of New York Mellon Trust Company, N.A., as Trustee, and the guarantors named on Schedule I thereto (incorporated herein by reference to Exhibit 4.1 to the Current Report on Form 8-K of Cable One, Inc. filed on June 18, 2015).

5.1	Opinion of Cravath, Swaine & Moore LLP, with respect to the legality of the shares being registered.

23.1	Consent of PricewaterhouseCoopers LLP.

23.2	Consent of Cravath, Swaine & Moore LLP (included as part of its opinion filed as Exhibit 5.1 hereto and incorporated herein by reference).

24.1	Power of Attorney (included on signature page to this Registration Statement).

Item 9. Undertakings.

(a)	The undersigned registrant hereby undertakes:
	(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
		(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2)
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

	(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b)
The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act), that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)
 Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Phoenix, State of Arizona, on the 1st day of July, 2015.

CABLE ONE, INC.

By:	/s/ Thomas O. Might
Name: Thomas O. Might
Title: Chief Executive Officer

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Kevin P. Coyle, Alan H. Silverman, and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agents full power and authority to do and perform each and every act in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or either of them or their or his or her substitute or substitutes may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ Thomas O. Might	Chief Executive Officer and Director	July 1, 2015
Thomas O. Might	(Principal Executive Officer)
/s/ Kevin P. Coyle	Senior Vice President and Chief Financial Officer	July 1, 2015
Kevin P. Coyle	(Principal Financial Officer and Principal Accounting Officer)
/s/ Naomi M. Bergman	Director	July 1, 2015
Naomi M. Bergman
/s/ Brad D. Brian	Director	July 1, 2015
Brad D. Brian
/s/ Thomas S. Gayner	Director	July 1, 2015
Thomas S. Gayner
/s/ Alan G. Spoon	Director	July 1, 2015
Alan G. Spoon
/s/ Wallace R. Weitz	Director	July 1, 2015
Wallace R. Weitz

INDEX TO EXHIBITS

4.1	Amended and Restated Certificate of Incorporation of Cable One, Inc. (incorporated herein by reference to Exhibit 3.1 to the Current Report on Form 8-K of Cable One, Inc. filed on July 1, 2015).
4.2	Amended and Restated By-laws of Cable One, Inc. (incorporated herein by reference to Exhibit 3.2 to the Current Report on Form 8-K of Cable One, Inc. filed on July 1, 2015).
4.3
Indenture, dated as of June 17, 2015, between the Company, as Issuer, the Bank of New York Mellon Trust Company, N.A., as Trustee, and the guarantors named on Schedule I thereto (incorporated herein by reference to Exhibit 4.1 to the Current Report on Form 8-K of Cable One, Inc. filed on June 18, 2015).

5.1	Opinion of Cravath, Swaine & Moore LLP, with respect to the legality of the shares being registered.
23.1	Consent of PricewaterhouseCoopers LLP.
23.2	Consent of Cravath, Swaine & Moore LLP (included as part of its opinion filed as Exhibit 5.1 hereto and incorporated herein by reference).
24.1	Power of Attorney (included on signature page to this Registration Statement).